          EXHIBIT 3.10

AMENDMENTS TO BYLAWS OF THE COMPANY

ADOPTED 3/24/04

          SECTION 3.2.  NUMBER, TERM AND ELECTION.  (first sentence only)
The number of directors constituting the full Board of Directors shall be eight.

ADOPTED 3/24/04

          SECTION 2.2.  SPECIAL MEETINGS.  Special meetings of the stockholders, which may be held for any purpose or purposes, may be called at any time by the Chairman of the Board, the Chief Executive Officer, the President or the Board of Directors, or by any stockholder or stockholders of record entitled to vote at such meeting, provided such stockholder or stockholders beneficially or of record own in the aggregate at least 25% of the outstanding shares of common stock of the Corporation. If a special meeting is called, the person calling the meeting shall submit the request, specifying the time of such meeting and the general nature of the business proposed to be transacted, such request to be delivered personally, or sent by registered mail or by telegraphic or other facsimile transmission to the Chairman of the Board, the President or the Secretary of the Corporation. No business may be transacted at such special meeting other than such business specified in the request. The officer receiving the request shall cause notice to be given to the stockholders entitled to vote at such meeting, in accordance with the provisions of Section 2.4 of this Article II, that a special meeting will be held at the time requested by such person(s) calling the meeting, provided that such meeting is not less than ten (10) or more than sixty (60) days after receipt of the request. This Section 2.2 may be amended only by action of the stockholders.

ADOPTED 3/24/04

SECTION 3.12.  VACANCIES AND NEWLY CREATED DIRECTORSHIPS.
Vacancies on the Board of Directors, which have occurred as a result of stockholder action, may only be filled by action of the stockholders with or without a stockholder meeting, until at least 20 days after such occurrence of such vacancy, after which time such vacancies may be filled by action of the stockholders or by the directors then in office. If at any time, by reason of death or resignation or other cause, the Corporation should have no directors in office, then any officer, or any stockholder, or any executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder may call a special meeting of the stockholders in accordance with the provisions of these By-Laws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of Delaware General Corporation Law. This Section 3.12 may be amended only by action of the stockholders.”